Exhibit 5.1

Ashurst Perkins Coie US LLP 1155 Avenue of the Americas 22nd Floor New York, NY 10036-2711	T. +1. 212.262.6900 F. +1.212.977.1649 ashurstperkinscoie.com

September 3, 2026

StablecoinX Inc.

6160 Warren Parkway, Suite 100
Frisco, Texas 75034

Re: Registration Statement on Form S-8 of Shares of Class A Common Stock, par value $0.0001 per share, of StablecoinX Inc.

Ladies and Gentlemen:

We have acted as counsel to StablecoinX Inc. (the “Company”) in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which the Company is filing with the Securities and Exchange Commission (the “Commission”) with respect to 1,802,203 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Shares”), that may be issued under the Company’s 2026 Stock Incentive Plan (the “Plan”).

We have examined the Registration Statement and such documents and records of the Company as we have deemed necessary for the purposes of this opinion. In giving this opinion, we have assumed the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any Shares that may be issued by the Company pursuant to the Plan, upon registration by its registrar of such Shares and the issuance thereof by the Company in accordance with the terms of the Plan, and the receipt of consideration therefor in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ ASHURST PERKINS COIE US LLP